Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2016 SECOND QUARTER RESULTS

THE WOODLANDS, TX – August 1, 2016 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Financial Results Compared to Second Quarter 2015:

•	Revenues were $189.6 million compared to $177.4 million;
•	Gross margin was 8.5% of revenues compared to gross margin of 5.1%;
•	Operating income was $3.4 million compared with an operating loss of $0.2 million;
•	Net income attributable to Sterling common stockholders was $2.0 million compared with a net loss of $2.5 million; and,
•	Net income per share attributable to common stockholders was $0.09 compared to a loss of $0.13.

Second Quarter 2016 Backlog Highlights:

•	Total backlog at June 30, 2016 of $810 million was up 6.4% from December 31, 2015 and was up 9.0% from the second quarter of 2015;
•	Total backlog at June 30, 2016 excluded $109 million of projects where the Company was the apparent low bidder but the contract had not yet been signed; and,
•	Gross margin of projects in backlog as of June 30, 2016 averaged 7.8% as compared with 6.3% the end of the second quarter of 2015, while gross margin of the projects awarded in the first six months of 2016 averaged more than 9.4%.

Business Overview:

Second quarter 2016 revenues increased 6.9% compared to the second quarter of 2015 driven by increased project activity in Nevada, Hawaii and the Rocky Mountains. This favorable performance was partly offset by the impact of extensive rainfall in Texas, along with the completion of a large project in California that was ongoing in the second quarter of 2015.

Gross profit was $16.1 million in the second quarter of 2016 compared to $9.1 million in the prior year second quarter. Gross margin increased by approximately 340 basis points in the second quarter of 2016 compared to the prior year quarter due to an improvement in project margin mix reflecting a lower level of zero or near zero margin projects and a greater portion of the Company’s overall work being devoted to more profitable backlog.

General and administrative expenses were $9.1 million in the second quarter of 2016, or 4.8% of revenues compared to $9.6 million or 5.4% in the second quarter of 2015. The decrease in G&A expense as a percentage of revenues reflects the operating leverage inherent in the Company’s business model.

Other operating expense, net totaled $3.6 million in the second quarter of 2016 compared to income of $0.3 million in the second quarter of the prior year. The increase to expense was primarily due to increased noncontrolling interest expense, driven by the combined increased income from the Company’s two partially owned subsidiaries. Additionally, one of the subsidiary’s 2015 noncontrolling interest was classified as Noncontrolling owners’ interest in earnings of subsidiaries and joint ventures. As a result of amendments to that subsidiary agreement, both subsidiaries 2016 noncontrolling interest are included in Other operating expense, net.

Financial Position at June 30, 2016:

•	Cash and cash equivalents was $42.6 million.
•	Working capital totaled $43.8 million.
•	Total debt was reduced to $17.9 million.
•	Tangible net worth was $55.7 million.

CEO Remarks:

Paul J. Varello, Sterling’s CEO, commented, “Our second quarter results, despite challenging weather conditions in our Texas market, showed meaningful improvement over the prior year quarter. This was the result of continued progress with our ongoing efforts to tighten our estimating and bidding processes, more stringent management review protocol when bidding new opportunities, our enhanced project management systems, and overall better execution. As a result, the margins in our backlog point to continued profitability improvement through the balance of 2016 and into 2017.”

Mr. Varello continued, “All of our business units continue to win new awards at improved margins. We are particularly pleased with the sizeable projects that our Texas operation has been awarded thus far this year. We do not anticipate any slowdown in project lettings for the balance of 2016 and 2017 given the funding outlook at the federal level and throughout the states where we operate. We remain comfortable that we can continue to be selective in bidding projects that give us the greatest opportunity to improve profitability.”

“This past May, we announced that we had successfully completed an equity offering which raised $19 million. We used the proceeds from that offering to fund our growing working capital needs and to reduce our expensive debt, thus providing Sterling with improved financial flexibility. Ultimately, we intend to refinance our current asset-based credit facility with a lower cost, higher capacity, revolving credit line which, when combined with expected free cash flow generation and optimization of various assets, will further strengthen our financial position to support future growth. We are currently targeting the first half of 2017 to have this refinancing accomplished.

Mr. Varello concluded, “With respect to our outlook for the full year 2016, the torrential rains and flooding in Texas and the slower construction ramp-up of the significant new awards booked in late 2015 and early 2016 resulted in lower revenues and net income for the second quarter and our expectations for the year as some of this work pushes out into 2017. As a result, we now expect revenues to be in the range of $670 million to $690 million and net income to be $2 million to $5 million for the full year 2016. We expect continued gross margin improvement and tight G&A cost controls to further enable us to achieve these targets. In summary, we believe that Sterling’s turnaround is well underway and we expect to deliver continued improvement in profitability and shareholder value in the second half of 2016 and beyond.”

Conference Call:

Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 9:00 am EST August 1, 2016. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states in which there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$189,582	$177,425	$316,149	$295,107
Cost of revenues	(173,493)	(168,314)	(296,230)	(292,832)
Gross profit	16,089	9,111	19,919	2,275
General and administrative expenses	(9,104)	(9,598)	(19,646)	(21,201)
Other operating income (expense), net	(3,604)	325	(3,358)	2,086
Operating income (loss)	3,381	(162)	(3,085)	(16,840)
Interest income	1	69	4	432
Interest expense	(812)	(634)	(1,685)	(1,016)
Loss on extinguishment of debt	--	(240)	--	(240)
Income (loss) before income taxes and earnings attributable to noncontrolling interests	2,570	(967)	(4,766)	(17,664)
Income tax expense	(27)	(28)	(27)	(31)
Net income (loss)	2,543	(995)	(4,793)	(17,695)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(520)	(1,547)	(512)	(1,839)
Net income (loss) attributable to Sterling common stockholders	$2,023	$(2,542)	$(5,305)	$(19,534)

Net income (loss) per share attributable to Sterling common stockholders:
Basic and diluted	$0.09	$(0.13)	$(0.25)	$(1.03)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	22,761,671	19,269,977	21,260,946	19,040,870
Diluted	22,958,551	19,269,977	21,260,946	19,040,870

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,635	$4,426
Contracts receivable, including retainage	106,595	82,112
Costs and estimated earnings in excess of billings on uncompleted contracts	35,391	26,905
Inventories	3,725	2,535
Receivables from and equity in construction joint ventures	7,365	12,930
Other current assets	5,428	6,013
Total current assets	201,139	134,921
Property and equipment, net	72,035	73,475
Goodwill	54,820	54,820
Other assets, net	2,968	2,949
Total assets	$330,962	$266,165
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$79,853	$58,959
Billings in excess of costs and estimated earnings on uncompleted contracts	56,914	30,556
Current maturities of long-term debt	4,854	4,856
Income taxes payable	27	67
Accrued compensation	10,855	5,977
Other current liabilities	4,869	3,896
Total current liabilities	157,372	104,311
Long-term liabilities:
Long-term debt, net of current maturities	13,044	15,324
Member’s interest subject to mandatory redemption and undistributed earnings	49,260	50,438
Other long-term liabilities	389	338
Total long-term liabilities	62,693	66,100
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 25,002,964 and 19,753,170 shares issued	250	198
Additional paid in capital	208,031	188,147
Retained deficit	(97,805)	(92,500)
Total Sterling common stockholders’ equity	110,476	95,845
Noncontrolling interests	421	(91)
Total equity	110,897	95,754
Total liabilities and equity	$330,962	$266,165